UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2011

CENTURY PROPERTIES FUND XIV

(Exact name of Registrant as specified in its charter)

California	0-9242	94-2535195
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Century Properties Fund XIV (the “Registrant”) owns a 100% interest in Century Sun River, Limited Partnership, an Arizona limited partnership (the “Partnership”), which owned Sun River Village Apartments (“Sun River”), a 334-unit apartment complex located in Tempe, Arizona.  As previously reported, on May 10, 2011 (the “Effective Date”), the Partnership entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Holland Acquisition Co., LLC, a Washington limited liability company (the “Purchaser”), to sell Sun River to the Purchaser for a total sales price of $18,700,000.

As previously reported, on June 9, 2011, the Partnership and the Purchaser entered into a First Amendment to the Purchase and Sale Contract pursuant to which the Partnership agreed to provide the Purchaser with a credit of $100,000 at closing to cover the cost of certain capital repairs and replacements.

On July 21, 2011, the Partnership sold Sun River to the Purchaser for a total sales price of $18,700,000, less the repair credit of $100,000 as discussed above.Sun River was the Partnership’s sole investment property and the Registrant’s interest in the Partnership is its sole investment.

In accordance with the terms of the Registrant’s Partnership Agreement, the Registrant’s managing general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the sale proceeds will be available to distribute to its partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIV

By:  Fox Capital Management Corporation

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: July 26, 2011